Exhibit 99.1

Contacts:
Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 359-1324
(339) 223-6146	reganc@fleishman.com
eileen.mcintyre@cubist.com

PIVOTAL PHASE 3 CUBICIN DATA PRESENTED AT ICAAC LATE BREAKER SESSION

Landmark Study Finds CUBICIN Comparable to Dual Therapy Standard of Care for the
Treatment of Staph Infections of the Bloodstream and Heart

Washington, D.C., December 16, 2005 – Today at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) results were presented from the CUBICIN® (daptomycin for injection) Phase 3 multicenter (246 patients - US: 206; Europe: 40), randomized, open-label study of the safety and efficacy of CUBICIN compared to conventional therapy for the treatment of patients with blood stream infections (bacteremia) and heart infections (infective endocarditis) caused by both methicillin susceptible and methicillin resistant Staphylococcus aureus (MSSA and MRSA). The study met its primary endpoints of non-inferiority versus the current standard of care treatments.  Patients were randomized to receive either CUBICIN monotherapy at 6 mg/kg once daily, or dual therapy standard of care (vancomycin 1 gram twice daily for methicillin resistant infections or nafcillin 2 grams 6 times daily for methicillin susceptible infections) plus initial gentamicin which is commonly used to reduce the duration of bacteremia.

Because of the seriously ill patients involved in the study, and the fact that standard therapy exists for these conditions, this study was designed statistically as a non-inferiority study to compare CUBICIN vs. standard of care. (This is the trial design used for most “registration studies” of antibiotics.) The hurdle was for CUBICIN to be at least as effective as the comparator agents.

Given the unmet medical need for effective treatment of Staphylococcus aureus (S. aureus) bacteremia, Cubist developed this prospective registration trial that focused on the sicker population of bacteremia patients—those with known or suspected endocarditis. “We designed and executed this challenging trial because we knew we had a drug with characteristics that made it well suited as therapy for this serious disease state,” said Frank Tally, M.D., Chief Scientific Officer of Cubist.

Recently released data from the International Collaboration of Endocarditis, or ICE, indicates that S. aureus is now the leading cause of endocarditis and that the incidence of such infections is on the rise. The drug’s success in treating methicillin resistant strains of S. aureus (MRSA) – commonly called Superbugs – is particularly important because these infections are more likely to result in serious complications.

The data from the Cubist study was contained in a late breaker abstract presented this afternoon at ICAAC by Dr. Vance Fowler, an infectious disease physician with expertise in S.  aureus bacteremia and infective endocarditis. Dr. Fowler, an Assistant Professor at Duke University Medical School, was one of the five infectious disease specialists who served as members of the Independent External Adjudication Committee (IEAC) which determined outcomes for all patients in this trial. Dr. Fowler said, “This study is important because bacteremia due to S.  aureus is a common, serious and growing problem. As clinicians, we find ourselves in a convergence of conditions leading to a worst case scenario: rising rates of antimicrobial resistance, a dwindling pipeline of new antibiotics, and an increasing frequency and complexity of infections. Because of these conditions, the results of such a rigorously designed and executed study are particularly exciting.”

About the Study

A blinded independent external adjudication committee (IEAC) comprised of infectious disease experts assessed outcome at End of Therapy (EOT, defined as patient evaluation immediately upon treatment conclusion) and Test of Cure (TOC, defined as patient evaluation six weeks after treatment administration).  The primary efficacy endpoints were IEAC-determined success at TOC in the intent to treat population (ITT, all patients entering the study who were treated) and the per protocol population (PP, those patients who met strict definitions for treatment and protocol adherence).

There were 235 patients in the ITT population and 139 patients in the PP population. In the ITT population 23 percent of patients were diagnosed with S. aureus endocarditis and 51 percent were diagnosed with complicated S. aureus bacteremia, with balanced representation between the two treatment arms. Thirty-seven percent of the CUBICIN-treated patients in this population were infected with MRSA and 38 percent of the patients in the comparator arm were infected with MRSA.

Overall, CUBICIN monotherapy achieved similar results to standard of care dual therapy. In the ITT analysis, success rates at both EOT (61.7 percent CUBICIN vs. 60.9 percent comparator) and TOC (44.2 percent CUBICIN vs. 41.7 percent comparator) were comparable.  In the ITT MRSA patient sub-population, success rates were 44.4% for CUBICIN vs. 31.8% for comparator.  This patient population was not sized for statistical significance. In the PP analysis, success rates at TOC were 54.4 percent CUBICIN and 53.3 percent comparator. Overall survival rates were 85 percent for CUBICIN and 84 percent for the comparator.

The incidence of reported adverse events was similar in frequency for CUBICIN and Comparator-treated patients. Adverse events leading to discontinuation of study drug treatment included CPK elevation in 3/120 (2.5%) in CUBICIN-treated and renal impairment in 5/116 (4.3%) in comparator-treated patients.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in skin infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.Cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization by other companies of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com